UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2010

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	134275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7777 North 73rd Street, Milwaukee, Wisconsin 53223

(Address of principal executive offices, including zip code)

(414) 354-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On October 27, 2010, the Board of Directors (the “Board”) of Douglas Dynamics, Inc. (the “Company”) appointed Donald W. Sturdivant as a Class III independent director of the Company with an initial term expiring at the 2013 annual meeting of stockholders.  Mr. Sturdivant currently serves as Chief Executive Officer of Marietta Corporation. Prior to assuming his current role, Mr. Sturdivant was an Executive Vice President of Graphic Packaging International where he held various positions over a seven-year period.  Mr. Sturdivant also served as Chief Operating Officer for Altivity Packaging Corporation.  Earlier in his career, Mr. Sturdivant held positions of increasing responsibility at Fort James Corporation.  Mr. Sturdivant holds an MBA from the Florida Institute of Technology, a B.S. from the University of Maine and served as a Chemical Corps Officer in the United States Army. He currently serves on the Board of Directors of AOT Super Holdings LLC.

The Board appointed Mr. Sturdivant to the Compensation, Audit and Nominating and Governance Committees of the Board.

There are no arrangements between Mr. Sturdivant and any other person pursuant to which Mr. Sturdivant was elected to serve as a director, nor are there any transactions in which the Company is a participant in which Mr. Sturdivant has a material interest.

The Company’s press release issued on October 28, 2010 announcing Mr. Sturdivant’s appointment to the Board is filed herewith as Exhibit 99.1 and incorporated herein by reference.

(e)           On October 27, 2010, the Board approved a long-term incentive program (the “LTIP”) under the Douglas Dynamics, Inc. 2010 Stock Incentive Plan pursuant to which its executive officers, including its named executive officers, will be granted shares of the Company’s common stock.  The initial awards under the LTIP consist of (i) a performance-based incentive award (the “Incentive Award”) that will result in grant to the executive officers of unrestricted shares of common stock based upon the Company’s achievement of free cash flow goals (as defined in the LTIP) over the performance period 2008-2010 and (ii) a grant of restricted stock (the “Restricted Stock Grant”) subject to vesting contingent on the executive officer’s continuous employment with the Company through the applicable vesting date.  These shares will be granted in early 2011 after the audit of the Company’s financial statements for 2010 is completed.

The target aggregate value of these awards will be determined as a percentage of the participant’s annual base salary for 2010, as set forth below with respect to the named executive officers:

Name and Position	Value of Award (As % of Base Salary)

James L. Janik President and Chief Executive Officer	130%
Robert McCormick Executive Vice President, Chief Financial Officer, Treasurer and Secretary	100%
Mark Adamson Vice President, Sales and Marketing	75%
Keith Hagelin Vice President, Operations	75%

The number of shares paid or granted to each executive officer in early 2011 will be determined by dividing the aggregate target award value by the average trading price of the common stock during the fourth quarter of 2010.  Sixty percent of the shares will be issued in payment of the Incentive Award and will be subject to reduction, elimination or increase (to up to 150 percent of the target amount) based on the Company’s performance with respect to the free cash flow goals.  The remaining 40 percent of the shares will be granted as the Restricted Stock Award, divided into three equal tranches for purposes of vesting.  The first tranche will be immediately vested upon grant, but will be reduced by one-third to reflect the fact that the Company was a public company only for approximately two-thirds of 2010.  The remaining two tranches will vest in January 2012 and 2013, contingent on the executive officer’s continuous employment through the applicable vesting date.

The Board currently intends to make similar awards under the LTIP in future years.  The target value of such awards would be determined on the basis of the executive’s then-current base salary, and the payment of the incentive award portion would be based on the Company’s performance with respect to updated free cash flow goals over a new three-year performance period.

In connection with its approval of the LTIP, the Board determined that the Company’s existing long-term incentive program, which is described in the Company’s Registration Statement on Form S-1 (Registration No. 333-164590), will be frozen as of December 31, 2010 and subsequently terminated, with accumulated benefits generally being paid out to participants in five equal annual installments upon the occurrence of specified triggering events.

Item 9.01.               Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits.  The following exhibit is being filed herewith:

(99.1)      Press release dated October 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.

Date: November 2, 2010	By:	/s/ Robert McCormick
Robert McCormick
Executive Vice President, Chief Financial Officer
and Secretary

DOUGLAS DYNAMICS, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number

(99.1)	Press release dated October 28, 2010.